Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Fourth Quarter 2010 Revenue Guidance of $74 Million

INCLINE VILLAGE, NV, December 1, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the fourth quarter ending December 31, 2010 of approximately $74 million, as compared with actual results of $58.3 million for the fourth quarter of 2009, a 27 percent year-over-year increase.  The growth is primarily driven by increased third quarter 2010 sales of Avastin®, Herceptin®, Lucentis® and Tysabri® for which PDL receives royalties in the fourth quarter of 2010.  The royalty payment received from Genentech included royalties generated on all worldwide sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States.  The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:
Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales for Avastin increased 8.7 percent in the third quarter of 2010 when compared to the same period in 2009. Roche recently reported that global sales of Avastin for advanced colorectal, breast, lung and kidney cancer, and for relapsed glioblastoma, rose 11 percent in the first nine months of 2010 driven by strong positive uptake of the product overall.  Roche also reported that slower U.S. sales, especially in the third quarter, reflected regulatory and reimbursement uncertainty regarding the metastatic breast cancer indication.  Contributing to increased Avastin royalties were sales of Avastin that was both manufactured and sold outside the United States.  Ex-U.S. manufactured and sold Avastin sales represented 26 percent of total Avastin sales; there were no sales of ex-U.S. manufactured and sold Avastin prior to the fourth quarter of 2009.

Reported sales for Herceptin increased 10.2 percent in the third quarter of 2010 when compared to the same period in 2009.  Roche recently announced that global sales of Herceptin for HER2-postive breast cancer and advanced stomach cancer increased eight percent in the first nine months of 2010 driven by further penetration in the early and metastatic breast cancer settings, particularly in emerging markets.  Additionally, Roche reported that sales continue to benefit from uptake in advanced HER2-positive stomach cancer in Europe and other markets.  Also contributing to increased Herceptin royalties were sales of Herceptin that was both manufactured and sold outside the United States.  Ex-U.S. manufactured and sold Herceptin sales represented 40 percent of total Herceptin sales in the third quarter of 2010 as compared with 22 percent in the third quarter of 2009.

Reported sales for Lucentis increased 30.8 percent in the third quarter of 2010 when compared to the same period in 2009.  Lucentis is approved for the treatment of age-related macular degeneration in the United States and in Europe and received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States.  Roche and Novartis recently reported that sales grew by 29 percent and 30 percent for the first nine months of 2010 in the United States and internationally, respectively.

Reported sales for Tysabri increased 10.9 percent in the third quarter of 2010 when compared to the same period in 2009.  Biogen Idec recently announced that at the end of September 2010, approximately 55,100 patients were on therapy worldwide representing an increase of 19 percent over the approximately 46,200 patients who were on therapy at the end of September 2009.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rate; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.